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                              [SASM&F Letterhead]


                                        June 1, 1998

Knight/Trimark Group, Inc.
Newport Tower, 30/th/ Floor
525 Washington Boulevard
Jersey City, NJ  07310


               Re:  Knight/Trimark Group, Inc.
                    --------------------------
                    Registration Statement on Form S-1
                    ------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Knight/Trimark Group, Inc., a Delaware corporation (the "Company"), in connection with the initial public offering (the "IPO") by the Company of up to 10,188,246 shares (including 1,500,000 shares subject to an over-allotment option) (the "Company Shares") and the sale by Gruntal & Co., L.L.C., as selling stockholder (the "Selling Stockholder") of 1,311,754 shares (the "Selling Stockholder Shares", and together with the Company Shares, the "Shares") of the Company's Common Stock, par value $0.01 per share (the "Com mon Stock").

          Each of the members of Roundtable Partners, L.L.C. (the "LLC"), including the Selling Stockholder, entered into a contribution agreement (the "Contribution Agreement"), dated April 18, 1998, by and among the LLC, the Company and the members of the LLC, pursuant to which such members agreed to contribute all of their interests in the LLC to the Company, concurrently with the closing of the IPO, in exchange for shares of Common Stock. Pursuant to a letter agreement, dated April 29, 1998 (the "Gruntal Letter Agreement"), the Company has agreed to allow the Selling Stockholder to sell in the IPO all of the shares of Common Stock it will acquire pursuant to the Contribution Agreement.
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Knight/Trimark Group, Inc.
June 1, 1998
Page 2

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-1 (File No. 333-51653) as filed with the Securities and Ex change Commission (the "Commission") on May 1, 1998 under the Act, Amendment No. 1 thereto as filed with the Commission on May 22, 1998, and Amendment No. 2 thereto as filed with the Commission on June 1, 1998 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (ii) the Contribution Agreement; (iii) the Gruntal Letter Agreement; (iv) the form of the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into between the Company, as issuer, and the Selling Stockholder, and BancAmerica Robertson Stephens, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated, ABN AMRO Incorporated and Southwest Securities, Inc. as representatives of the several underwriters named therein (the "Underwrit ers"), filed as an exhibit to the Registration Statement; (v) a specimen certificate representing the Common Stock; (vi) the Certificate of Incorporation of the Com pany, as presently in effect; (vii) the By-Laws of the Company, as presently in effect; and (viii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares, the Contribution Agreement and related matters and drafts of certain resolutions of the Board of Directors of the Company (the "Draft Resolu tions"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents sub mitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all
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Knight/Trimark Group, Inc.
June 1, 1998
Page 3


requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

          Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

          Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Draft Resolutions have been adopted by the Board of Directors; (iii) the price at which the Company Shares are to be sold to the Underwriters pursuant to the Underwriting Agreement has been approved by the Board of Directors and related matters (iv) the Underwriting Agreement has been duly executed and delivered;
(v) certificates representing the Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar; (vi) the certificates representing the Selling Stockholder Shares are delivered to the Selling Stockholder in exchange for their membership interests in the LLC; and (vii) the certificates representing the Com pany Shares are delivered to and paid for by the Underwriters at a price per share not less than the per share par value of Common Stock as contemplated by the Under writing Agreement, the issuance and sale of the Shares will have been duly autho rized, and the Shares will be validly issued, fully paid and nonassessable.
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Knight/Trimark Group, Inc.
June 1, 1998
Page 4

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                         Very truly yours,

                         Skadden, Arps, Slate, Meagher & Flom